Exhibit 99.1

Environmental Power Corporation

May 16, 2005

[Logo of Environmental Power Corporation]

CONTACT:
Environmental Power Corporation	-OR-	Lippert/Heilshorn & Associates
Kam Tejwani		Jody Burfening/ Seema Brin
President and Chief Executive Officer		(212) 838-3777
(603) 431-1780		jburfening@lhai.com / sbrin@lhai.com
ktejwani@environmentalpower.com

FOR IMMEDIATE RELEASE

ENVIRONMENTAL POWER CORPORATION REPORTS FIRST QUARTER 2005 RESULTS

Portsmouth, NH – May 16, 2005 – Environmental Power Corporation (AMEX:EPG) today announced results for the first quarter ended March 31, 2005.

Total revenues for the first quarter of 2005 increased 5.5% to $15.2 million from $14.3 million in the first quarter of 2004. This increase was spurred to a large extent by sales of $1.3 million at the company’s subsidiary, Microgy, Inc. (“Microgy”), which did not recognize any revenues in the same period last year. Power generation revenues from Buzzard Power Corporation declined slightly, by approximately 3%, to $13.9 million from $14.3 million in the same period last year.

Total operating expenses in the first quarter of 2005 increased by 15.4% to $14.7 million from $12.8 million in the first quarter of 2004, primarily reflecting the addition of cost of goods sold at Microgy and higher general and administrative expenses associated with infrastructure additions to support the company’s growth strategy.

Net income for the first quarter of 2005 was $405,191, or $0.06 per diluted share, calculated using 6.7 million weighted average common shares outstanding, compared to net income of $1.4 million, or $0.33 per diluted share, calculated using 4.3 million weighted average common shares outstanding in the first quarter of 2004. On February 3, 2005, the company completed an equity offering of 2.5 million shares of common stock, raising $12.4 million in net proceeds and bringing the total number of common shares outstanding to approximately 7.4 million as of March 31, 2005.

Highlights of the first quarter included:

•	The signing of development agreements with Chafee Farms, located in the state of New York, and South-Tex Treaters, a leader in the gas-processing industry, located in the state of Texas

•	Expanding sales coverage with the appointment of key business development executives

•	Sean Breen, an energy and utility industry veteran, responsible for the Northeast and Mid-Atlantic states

Environmental Power Corporation
May 16, 2005

•	Patrick Chase, a dairy industry veteran, responsible for the Southwestern United States

“Environmental Power strengthened its presence in the emerging market for profitable renewable energy product during the first quarter, further building its Microgy business which, through its anaerobic digestion technology, offers a potentially profitable solution to farmers’ waste management problems while simultaneously providing a new renewable energy source for utilities,” said Kam Tejwani, president and chief executive officer. “Of our first three projects with Dairyland, we are close to completing construction and becoming fully operational on one, are completing construction on the second, and began construction at the third facility. To ensure that we are establishing a foothold in all target regions, we added sales resources in the Northeast and Southwest, important growth markets where a concentration of large animal feeding operations are located. Our growing pipeline of development agreements illustrates the growing market acceptance of the value we bring to producers of waste material who must comply with increasingly stringent governmental waste disposal regulations. We remain encouraged by our progress to date that we will achieve a solid leadership position as the market for alternative renewable energy evolves.”

Outlook:

Management expects Microgy’s revenues to increase in 2005 as the company expects to recognize revenues from its $6.8 million backlog, representing 5 anaerobic digester facilities under the Dairyland agreement. The other agreements with several farms in California and one farm in Idaho are not included in the backlog calculation. Corresponding to the increase in revenue, management anticipates Microgy cost of goods sold to increase and to recognize gross profit on projects after construction is completed. Finally, general and administrative expenses are expected to increase by approximately $4 million during 2005 primarily due to additions to the sales/marketing and operational infrastructure expansions required to support Microgy’s growth strategy.

Management expects power generation revenues at Buzzard to decrease in 2005 due to a decrease in power rates based upon a contracted change in 2005 under the power sales agreement and a decrease in revenue recorded as a result of the straight-line lease accounting treatment of revenue. Operating expenses at Buzzard are expected to increase in 2005 due to increases in labor and maintenance expenses, and an escalation in operator fees.

(Financial Tables attached)

Environmental Power Corporation	Page 3

May 16, 2005

ENVIRONMENTAL POWER CORPORATION AND SUBSIDIARIES

STATEMENTS OF OPERATIONS

	3 Months Ended
	March 31, 2005	March 31, 2004
	(unaudited)	(unaudited)
REVENUES
Power Generation Revenues	$13,914,512	$14,338,388
Product Sales	1,256,502	—

TOTAL REVENUES	$15,171,014	$14,338,388
COSTS AND EXPENSES:
Buzzard
Operating expenses (1)	$6,232,239	$6,281,122
Lease expenses (2)	5,569,796	4,796,684
Microgy
Cost of goods sold	1,545,670	—
General and administrative (3)	1,848,966	1,322,665
Non-cash compensation	(587,558)	231,822
Depreciation and amortization	116,553	123,989

TOTAL COSTS AND EXPENSES	$14,725,666	$12,756,282
OPERATING INCOME	$445,348	$1,582,106
OTHER INCOME (EXPENSE):
Interest income	$26,236	$6,296
Interest expense	(137,950)	(207,980)
Amortization of deferred gain	77,103	77,102

TOTAL OTHER (EXPENSE) INCOME	$(34,611)	$(124,582)
INCOME BEFORE TAXES	$410,737	1,457,524
INCOME TAX EXPENSE	4,296	28,673
NET INCOME	$406,441	$1,428,851

PREFERRED SECURITIES DIVIDEND REQUIREMENTS OF SUBSIDIARY	$(1,250)	$(1,250)
(LOSS) INCOME AVAILABLE TO COMMON SHAREHOLDERS	$405,191	$1,427,601

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	6,350,095	3,821,801
Diluted	6,684,377	4,277,055

EARNINGS PER COMMON SHARE
Basic	$0.06	$0.37
Diluted	$0.06	$0.33

See Notes to Condensed Financial Statements.

(1) Operating expenses include fuel costs, maintenance costs, plant labor costs, operator costs, and other costs.

(2) Lease expenses include principal, interest payments, equity rents, additional rents, and accrued lease expenses.

(3) General and administrative expenses labor expenses, travel & entertainment expenses, insurance costs, and professional service fees.

ENVIRONMENTAL POWER CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2005	March 31, 2004
Total Current Assets	$30,042,740	$17,128,049

Total Assets	$118,225,649	$103,952,296

Total Current Liabilities	$11,608,742	$11,504,266

Total Liabilities	$95,636,572	$95,673,339

Total Shareholders’ Equity	$22,588,977	$8,278,957

Environmental Power Corporation
May 16, 2005

ABOUT ENVIRONMENTAL POWER CORPORATION

Environmental Power Corporation is a developer, owner and operator of renewable energy production facilities. Its principal operating subsidiary, Microgy, Inc., holds an exclusive license in North America for the development and deployment of a proprietary anaerobic digestion technology for the extraction of methane gas from animal wastes for its use to generate energy. For more information visit the Company’s web site at www.environmentalpower.com.

ABOUT MICROGY, INC.

Microgy holds an exclusive license in North America for the development and deployment of a proprietary anaerobic digestion technology, which transforms manure and food industry waste into methane-rich biogas that can be used to generate electricity or thermal energy, or refined to pipeline-grade methane for sale as a commodity. This technology also represents a potentially profitable solution for the nation’s estimated 3,500 large animal feeding operations as they seek to comply with a growing number of proposed and adopted mandates developed by federal, state and local officials aimed at regulating the management of farm waste. Complying with these mandates places potentially significant cost and operational burdens on America’s farmers, which Microgy’s technology can help to address.

CAUTIONARY STATEMENT

The Private Securities Litigation Reform Act of 1995, referred to as the PSLRA, provides a “safe harbor” for forward-looking statements. Certain statements contained in this press release, such as statements concerning planned manure-to-energy systems, our sales pipeline, our backlog, our projected sales and financial performance, statements containing the words “may,” “assumes,” “forecasts,” “positions,” “predicts,” “strategy,” “will,” “expects,” “estimates,” “anticipates,” “believes,” “projects,” “intends,” “plans,” “budgets,” “potential,” “continue,” “targets” and variations thereof, and other statements contained in this press release regarding matters that are not historical facts are forward-looking statements as such term is defined in the PSLRA. Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to: uncertainties involving development-stage companies, uncertainties regarding project financing, the lack of binding commitments and the need to negotiate and execute definitive agreements for the construction and financing of projects and for other matters, financing and cash flow requirements and uncertainties, difficulties involved in developing and executing a business plan, difficulties and uncertainties regarding acquisitions, technological uncertainties, including those relating to competing products and technologies, risks relating to managing and integrating acquired businesses, unpredictable developments, including plant outages and repair requirements, the difficulty of estimating construction, development, repair and maintenance costs and timeframes, the uncertainties involved in estimating insurance and implied warranty recoveries, if any, the inability to predict the course or outcome of any negotiations with parties involved with our projects, uncertainties relating to general economic and industry conditions, and the amount and rate of growth in expenses, uncertainties relating to government and regulatory policies, the legal environment, intellectual property issues, the competitive environment in which Environmental Power Corporation and its subsidiaries operate

Environmental Power Corporation
May 16, 2005

and other factors, including those described in our most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, well as in other filings we make with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date that they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.